Free Writing Prospectus

Filed pursuant to Rule 433

Registration File No. 333-153646

May 10, 2010

Stanley Black & Decker, Inc.

Remarketing of

$8,694,000 Principal Amount of

Floating Rate Convertible Notes due May 17, 2012

(the “Convertible Notes Remarketing”)

The information in this pricing term sheet relates to the Convertible Notes Remarketing and should be read together with (i) the preliminary prospectus supplement dated May 10, 2010 relating to the Convertible Notes Remarketing, including the documents incorporated by reference therein and (ii) the related base prospectus dated September 24, 2008, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-153646. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

Issuer:	Stanley Black & Decker, Inc. (the “Company”)

Title of Securities:	Floating Rate Convertible Notes due May 17, 2012 (the “Convertible Notes”)

Remarketing Date:	May 10, 2010

Remarketing Settlement Date:	May 17, 2010

Remarketed Amount:	$8,694,000 of Convertible Notes

Public Offering Price:	$1,030 per $1,000 principal amount of Convertible Notes

Reset Interest Rate:	3-month LIBOR minus 3.500% (with a floor of 0%) (unchanged from current interest rate)

First Interest Payment Date after the Remarketing Settlement Date:	August 17, 2010

Interest Payment Dates:	February 17, May 17, August 17 and November 17 of each year

Conversion Rate:	15.5121 shares per $1,000 principal amount of Convertible Notes (subject to adjustment)

Conversion Price:	Approximately $64.47 per share of the Company’s common stock (subject to adjustment)

Remarketing Agent:	Citigroup Global Markets, Inc. (“Citi”)

The Company has filed a registration statement, including a preliminary prospectus supplement dated May 10, 2010 and an accompanying prospectus dated September 24, 2008, with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from Citi, Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 or by calling toll-free at 1-877-858-5407.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by the Company on May 10, 2010 relating to its prospectus dated September 24, 2008.

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